Exhibit 10.1.10

GROUND LEASE AGREEMENT

(With Purchase Option)

THIS GROUND LEASE AGREEMENT (this “Lease”) is made and entered into effective February 1, 2005, by and between STEPHEN E. ROUSE and DARLENE R. ROUSE, as Trustees of the ROUSE FAMILY TRUST (“Lessor”), and INLAND NORTHWEST BANK, a Washington State-chartered financial institution (“Lessee”).

Lessor, for and in consideration of the rents herein reserved and the terms, covenants and conditions herein expressed on the part of Lessee, hereby leases to Lessee, and Lessee, for and in consideration of the terms, covenants and conditions herein expressed on the part of Lessor, hereby leases from Lessor, the unimproved real property located at 101 and 107 E. Ermina in Spokane, Washington, consisting of approximately 28,400 gross square feet, together with all easements, privileges, access rights and appurtenances thereto (the “Property”), legally described as:

LOTS 7, 8, 9 AND 10, BLOCK 33, HEATH’S THIRD ADDITION, ACCORDING TO PLAT RECORDED IN VOLUME “A” OF PLATS, PAGE 66, IN THE CITY OF SPOKANE, SPOKANE COUNTY, WASHINGTON.

1. TERM. Lessor leases the Property, unto Lessee beginning February 1, 2005 (the “Commencement Date”) and, unless Lessee elects Early Termination, continuing for a period of fifteen (15) years beyond the Full Rent Date, as further described herein (the “Term”). So long as Lessee is not in default under this Lease, Lessee shall have the option to re-lease the Property for five (5) additional five (5) year periods, if Lessee provides written notice(s) of election to Lessor of such option(s) on or before one hundred eighty (180) days prior to the expiration of the then current Term. The “Term” shall include any additional period of time associated with the option(s), if elected.

2. EARLY TERMINATION. Lessee shall have the period from the Commencement Date to May 1, 2005 during which to conduct Lessee’s due diligence. If Lessee determines, for any reason, during the due diligence period that Lessee wishes to terminate this Lease, Lessee shall provide Lessor written notice thereof on or before May 1, 2005. The exercise of such option shall be considered “Early Termination.”

3. LESSEE IMPROVEMENTS. Lessor is leasing to Lessee an unimproved piece of real property. Lessee is solely responsible for planning, permitting and constructing improvements thereon. Prior to the commencement of construction of any building, Lessee shall submit all exterior plans, material specifications and elevations showing the general placement of buildings, initially and ultimately, with setback from all lot lines, location and dimensions of parking areas, driveways and service areas, to Lessor for its approval from an appearance standpoint only. Lessor’s approval shall not be unreasonably withheld. Lessor shall have twenty (20) days after receipt of Lessee’s plans and specifications to give Lessee written notice of, and the reason for, disapproval. Failing such notice, Lessee’s plans and specifications shall be considered approved. All such alterations, additions and improvements constructed by Lessee during the Term, shall be and remain the property of Lessee, during the Term.

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Upon the expiration or earlier termination of this Lease, the improvements constructed on the Property shall become the property of Lessor without compensation to Lessee. Lessee shall not have any obligation to remove the improvements or foundation or to restore the Property to its condition as of the Commencement Date of this Lease.

4. QUIET POSSESSION. Lessor represents and warrants that Lessor is the owner of the Property and has full right to lease the Property to Lessee in accordance with the terms of this Lease. So long as Lessee is not in default under this Lease, Lessee shall have quiet possession of the Property, subject to the terms and provisions hereof.

5. RENT.

5.1 Due Diligence and Construction Period Rent. Lessee covenants and agrees to pay Lessor, as rent for the Property, the sum of $1,000.00 per month, beginning on the Commencement Date and continuing on the first day of the month, every month thereafter during the due diligence and construction phases of the Term (subject to Early Termination). The rent due and paid by Lessee during the due diligence and construction periods will be reimbursed to Lessee in $1,000 monthly reductions in the Full Rent due beginning on the Full Rent Date, if Lessee does not elect Early Termination.

5.2 Full Rent. Lessee covenants and agrees to pay Lessor, as rent for the Property, the sum of $4,000.00 per month, beginning on the earlier of the first day of the month following completion of construction or October 1, 2005 (the “Full Rent Date”) and continuing on the first day of every month thereafter for five (5) years. Thereafter, Lessee shall pay Lessor rent on the first day of every month, for the next five (5) year period of the Term, that is twelve and one half percent (12 1/2%) greater than the full rent due during the previous five (5) year period, as indicated in the following schedule:

Full Rent Months:	Monthly Rent:
1 – 60	$4,000.00
61 – 120	$4,500.00
121 – 180	$5,062.50
181 – 240	$5,695.31
241 – 300	$6,407.23
301 – 360	$7,208.13
361 – 420	$8,109.15
421 – 480	$9,122.79

5.3 Late Charge If a monthly rent payment is not paid within ten (10) days of its due date (“Delinquent Rent”), Lessee shall pay a late charge of $250.00, payable with the Delinquent Rent, for each such delinquent payment.

5.4 Additional Rent. All charges, costs and expenses payable by Lessee under this Lease, and all damages, costs and expenses, which Lessor may incur by reason of any default or

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failure of Lessee to comply with the terms of this Lease, shall be deemed “Additional Rent,” and in the event of nonpayment by Lessee, Lessor shall have all rights and remedies with respect thereto as Lessor may have for nonpayment of the base rent. Interest shall accrue upon Delinquent Rent and or any Additional Rent, at the rate of eighteen percent (18%) per annum, from its due date until paid.

6. MAINTENANCE AND REPAIRS. The Property is accepted by Lessee in its present condition “as is” and Lessee will at all times, during the Term, keep the Property neat and clean, and except for reasonable wear and tear and acts of God, will at all times preserve said Property in as good a condition as it now is or may hereafter be put to. All maintenance and repairs of the Property shall be at Lessee’s sole cost and expense, including, but not limited to rectifying potentially hazardous conditions that may occur on the Property.

7. UTILITIES. Lessee shall be responsible for paying the cost of all utility expenses at the Property, including electricity, gas, water, sewer and garbage charged or assessed against the Property, during the Term

8. USE OF PROPERTY. It is understood and agreed that the Property shall be used for Lessee’s banking business and related activities.

9. FIRE / CASUALTY. Lessee shall, in case of fire or other casualty, give immediate notice thereof to Lessor. If the Property, as improved, shall be damaged by fire or other casualty, Lessee shall secure the Property for the public safety. Lessee shall apply the proceeds of any fire or other property insurance to repair or rebuild the improvements so as to make the improvements at least equal in value to the improvements existing immediately prior to the occurrence and as nearly similar in character as is practicable and reasonable, subject to any applicable building regulations. Lessee shall prosecute the repairs or rebuilding to completion with diligence; subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other causes beyond Lessee’s reasonable control. Lessee shall be responsible for any deficiency between the amount of the insurance proceeds and the cost to restore the premises.

10. ENVIRONMENTAL MATTERS.

10.1 Lessor’s Warranties. Lessor represents and warrants to Lessee that: (1) Lessor has not received written notice and has no knowledge that there has been a release to the Property (including the land, surface water, ground water and any improvements) of any Hazardous Materials, any asbestos-containing insulation or any underground storage tanks in violation of law. “Hazardous Materials” means any: (i) hazardous waste as defined in the federal Resource Conservation and Recovery Act of 1976, as amended, and applicable regulations; (ii) hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and applicable regulations; (iii) petroleum or liquid petroleum products or wastes, or (iv) other toxic or hazardous substance which may be regulated from time to time by federal, state or local environmental laws; and (2) Neither Lessor nor, to its knowledge, any of its agents, attorneys or representatives, have received written notice from any governmental agency of any investigation or potential liability relating to the release or threatened release of Hazardous Materials at, on or from the Property.

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10.2 No Further Warranty. Lessor makes no other covenant, representation or warranty as to the physical or environmental condition of the Property. Lessee acknowledges receipt and review of title reports and a Phase I Environmental Site Assessment dated April 25, 2003, prepared by TechCon, Inc., 915 West 2nd Avenue, Spokane, Washington 99201, with respect to the Property.

10.3 Environmental Assessment. Lessee shall have the right to have access to the Property to enable an independent environmental consultant chosen by Lessee and approved in advance by Lessor, which approval shall not be unreasonably withheld or delayed, to inspect, audit and test the Property for the existence of environmental conditions and violations of environmental laws (the “Environmental Assessment”). The scope, sequence and timing of the Environmental Assessment shall be at the sole discretion of the Lessee; but no invasive or destructive testing shall be permitted except with Lessor’s prior written consent determined in Lessor’s absolute discretion. If Lessee elects Early Termination, Lessee shall repair any damage to the Property.

10.4 Lessee Indemnity for Environmental Assessment. Lessee shall defend, indemnify and hold Lessor harmless against any loss, damage, claim or liability arising out of or in connection with any acts or omissions of Lessee, Lessee’s environmental consultant or their representatives occurring to or upon the Property in connection with the Environmental Assessment. Lessee shall keep the Property free from any lien claims arising out of any Environmental Assessment or remediation performed by or through Lessee.

10.5 Lessee’s Warranties and Indemnity. Lessee represents and warrants to Lessor that: (1) Lessee shall not cause or permit any Hazardous Materials to be used, stored, generated or disposed of on or in the Property; and (2) Lessee shall immediately notify Lessor upon Lessee obtaining knowledge of: (i) any release on the Property (including the land, surface water, ground water and any improvements) of any Hazardous Materials; and (ii) receipt of written notice from any governmental agency of any investigation or potential liability relating to the release or threatened release of Hazardous Materials at, on or from the Property. As used herein, the term Hazardous Materials shall not include items or substances commonly in use in an office setting. Lessee shall defend, indemnify and hold Lessor harmless for any loss, damage, claims or liability arising out of or in connection with any acts or omissions of Lessee, that are associated with Lessee’s use or control of the Property.

11. INSOLVENCY. In case Lessee, during the Term of this Lease, shall become insolvent, make an assignment for the benefit of creditors, file a voluntary proceeding in bankruptcy of fail to dismiss an involuntary bankruptcy proceeding, Lessor shall have the right to terminate and end this Lease, by serving upon Lessee sixty (60) days’ notice to that effect and upon the expiration of said sixty (60) days notice, the Term shall thereupon cease, terminate and end, in the manner and to the effect as though that were the expiration of the Term. Subject to the provisions of Section 17 hereof and the rights of the Federal Deposit Insurance Corporation pursuant to applicable provisions of the Federal Deposit Insurance Act, as amended, Lessor shall have the right to remove all persons and all goods and chattels from the Property by summary or legal proceedings, force, or otherwise, without liability for damage. Lessee hereby acknowledges that the Property is commercial property and used for a commercial purpose.

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12. INSURANCE.

12.1 Property Insurance. Lessee shall procure and at all times during the Term, maintain in full force and effect a policy of all risk property insurance on the Premises in a coverage amount of not less than the replacement value.

12.2 Liability Insurance. Lessee shall procure general liability insurance covering bodily injury and property damage in an amount no less than Five Million Dollars Combined Single Limit ($5,000,000) with a mutually acceptable insurer. Such Policy shall include Lessor as an additional named insured.

12.3 Proof of Insurance. Lessee shall furnish copies of any binders, certificates of insurance or other written evidence that establishes that the insurance called for by this Lease has been obtained and remains in full force and effect. Such certificates of insurance shall contain a thirty (30) day notice of cancellation.

13. WAIVER OF SUBROGATION.

13.1 Waiver. Each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto or anyone claiming through or under them, by way of subrogation or otherwise, during the term of this Lease and all loss of or damage to property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party is responsible) which loss or damage is covered by a valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is covered under said insurance policies.

13.2 Documentation. Lessor and Lessee shall (i) cause their respective insurance companies to waive any right of subrogation against the other party hereto, and (ii) provide proof to the other party within thirty (30) days after the execution of this Lease that such waivers have been successfully obtained from the respective insurance companies.

14. INDEMNITIES. Neither Lessor, Lessor’s employees, or agents shall be liable for any injury to or death of any person, or damage to property, sustained or alleged to have been sustained by Lessee or Lessee’s agents or employees as a result of any condition (including future conditions) in the Property, or by any other reason, unless caused by the gross negligence or willful misconduct of Lessor, Lessor’s employees, or its agents. Lessee agrees to defend, indemnify and hold Lessor, Lessor’s employees and agents harmless from any and all damages claimed with respect to the claims released by Lessee in this paragraph.

15. ASSIGNMENT. This Lease shall not be assigned nor any portion of the Property sublet by Lessee without written consent of Lessor. Provided, however, such consent shall not be unreasonably refused, delayed or denied. Any subletting will be subject to all of the terms of this Lease and will not in any way relieve Lessee from the payment of rent or any of the covenants herein.

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16. CONDEMNATION. In connection with any taking subject to Section 16, Lessee may prosecute its own claim by separate proceedings against the condemning authority for damages legally due to it (such as the loss of fixtures which Lessee was entitled to remove and moving expenses) only so long as Lessee’s award does not diminish or otherwise adversely affect the award for taking of the fee interest in the Property.

16.1 Total Taking. If the Property and improvements (the “Premises”) are taken in a condemnation, or if a portion of the Premises are taken in condemnation and Lessee determines in good faith that it will be economically unfeasible to operate its business in any facility that could be reconstructed on the remaining portion of the Premises, this Lease shall terminate and all obligations under it shall cease as of the date upon which possession is taken by the condemnor, and the rent shall be apportioned and paid in full by Lessee to Lessor to that date and all rent prepaid beyond that date shall be repaid by Lessor to Lessee. The award in a taking subject to this Section 16.1 will be allocated according to Section 16.4.

16.2 Partial Taking. If there is a partial condemnation and this Lease has not been terminated pursuant to Section 16.1, (a) this Lease will end as to the part of the Property that is taken on the date the condemnor takes possession, but otherwise this Lease shall remain in effect; (b) prepaid rent allocable to the part of the Premises that is taken shall be prorated as of the date the condemnor takes possession; (c) beginning on the day after the date the condemnor takes possession, rent for the remaining Property will be reduced by an amount proportional to the area of the Property taken to the area of the Property before the taking; and (d) Lessee shall apply the condemnation award to promptly restore the improvements to a condition and size as nearly comparable as reasonably possible to their condition and size immediately prior to the taking. Lessee shall be responsible for any deficiency between the amount of the condemnation award and the cost to restore the Premises.

16.3 Temporary Taking. If the condemnor takes possession for a fixed period of time or for the duration of an emergency or other temporary condition, then this Lease shall continue in full force and effect without any abatement of rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease, shall be paid by the condemnor to the Lessee and the condemnor shall be considered a subtenant of Lessee. Lessee shall apply the amount received from the condemnor, or as much of it as may be necessary for that purpose, toward the amount due from Lessee as rent for that period. Lessee shall pay Lessor any deficiency between the amount paid by the condemnor and the amount of rent due.

16.4 Allocation of an Award for a Total Taking. If this Lease ends according to Section 16.1, the condemnation award will be paid in the following order:

(a) First, Lessor will be paid the value at the time of the award of lost rent.

(b) Second, Lessee will be paid its adjusted book value as of the date of the taking of improvements (excluding trade fixtures). In computing its adjusted book value, improvements will be conclusively presumed to have been depreciated or amortized for federal income tax purposes over their useful lives with a reasonable salvage value.

(c) Third, the balance will be paid to Lessor.

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17. REMOVAL OF PERSONAL PROPERTY. Upon termination of this Lease for any reason, Lessee shall have fifteen (15) days following the termination of this Lease to remove Lessee’s personal property (consisting of equipment, files, furnishings and trade fixtures). Provided, however, Lessor shall have no responsibility for safekeeping Lessee’s personal property following the termination of this Lease.

18. ACCESS. Lessor shall have the right to place and maintain “For Rent” signs in a conspicuous place on the Property for one hundred twenty (120) days prior to the expiration of this Lease, if Lessee has not exercised its option to extend this Lease or to purchase the Property.

19. DEFAULT. If the rent shall be in arrears for a period of twenty (20) days after written notice thereof, or if default shall be made in any of Lessee’s other covenants or agreements herein contained and are not cured within thirty (30) days after notice thereof, Lessor may declare this Lease in default and be entitled to such remedies as are available at law or in equity.

20. ATTORNEY’S FEES. If it becomes necessary to institute suit hereunder or to otherwise enforce any of the covenants, terms or conditions of this Lease, the substantially prevailing party shall be entitled to all reasonable costs in connection therewith, including reasonable attorney’s fees.

21. SIGNAGE. Signs designating the name and nature of Lessee’s business may be placed on the exterior of the Property, within the parameters prescribed by applicable laws and ordinances.

22. SURVEY. Upon execution of this Lease, Lessor will hire a professional surveyor to survey the Property and mark the corners.

23. LIENS AND SUBORDINATION. Lessee shall promptly pay all labor and material costs and save Lessor free from any and all liens. All permanent additions shall become part of the leasehold and shall be left at the termination of this Lease. Lessor shall not subordinate Lessor’s interest in the Property during the Term of this Lease or during the term of the Deed of Trust utilized in conjunction with the purchase option.

24. PROPERTY TAXES AND ASSESSMENTS. During the Term, Lessee shall timely pay and discharge all real and personal property taxes and special assessments levied against the Property and Lessee’s personal property maintained upon the Property, as determined by the appropriate taxing authority.

25. RIGHT OF FIRST REFUSAL: So long as Lessee is not in default under this Lease, Lessee shall have the right of first refusal to purchase the Property during the Term. Upon acceptance by Lessor of a bona fide purchase offer, Lessor shall submit to Lessee an original fully executed copy for Lessee’s review. Lessee shall have thirty (30) days to accept said offer on the same terms and conditions. Provided, however, Lessor may transfer all or a part of Lessor’s interest in the Property and or this Lease to a family member or members and or a partially or wholly owned entity or entities, without regard to the right of first refusal granted herein.

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26. OPTION TO PURCHASE: So long as Lessee is not in default under this Lease, at the end of the fifteenth (15th) year of the Full Rent Term or at any date during the Term thereafter, Lessee at Lessee’s sole option shall have the right to purchase the Property for the amount of $350,000.00, absolute net to Lessor, by providing written notice to Lessor of Lessee’s election of the option to purchase at least one hundred eighty (180) days prior to the expiration of the Term and executing a Note and a Deed of Trust, acceptable to Lessor, in favor of Lessor to be paid at a rate of $4,000.00 per month, including interest at the rate of 7% per annum, on the first day of each month beginning one month following the expiration of the Term. Such note may not be prepaid, in whole or in part, without the prior written consent of Lessor.

27. NOTICES. All notices required by this Lease shall be given by first class and certified mail, return receipt requested, postage prepaid, to the following addresses, unless otherwise advised, in writing, and shall be deemed delivered two (2) business days after being deposited in the United States mail:

If to Lessor:	Stephen E. Rouse and Darlene R. Rouse, Trustees
Rouse Family Trust
8702 E. Woodland Park Drive
Spokane, WA 99217-9488

With a copy to:
Stacy D. Lavin
2306 W. Rainier Ct.
Spokane, WA 99208

If to Lessee:	Inland Northwest Bank
Attn: Cashier
421 W. Riverside, Suite 113
Spokane, Washington 99201

28. CONSTRUCTION. This Lease shall be construed without regard to which party drafted any particular provision under consideration.

29. ENTIRE AGREEMENT – AMENDMENTS. This Lease constitutes the complete agreement between Lessor and Lessee, and supersedes all previous agreements. There are no terms, obligations, covenants or conditions other than those contained herein. No modification or amendment of this Lease shall be valid or effective unless evidenced by an agreement, in writing, signed by the party to be bound.

30. GOVERNING LAW AND VENUE. This Lease will be governed by the laws of the State of Washington and venue shall be proper in the Superior Court of Spokane County.

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31. BROKERAGE. Lessor shall be responsible for any real estate or leasing commissions incurred by Lessor in connection with this Lease and shall defend, indemnify and hold Lessee harmless with regard to any claim for the same. Lessee warrants that Lessee has not incurred and does not owe any real estate or leasing commissions in connection with this Lease, and will indemnify and hold Lessor harmless with regard to any claim for the same.

32. COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together, shall constitute but one and the same instrument.

33. HEIRS AND SUCCESSORS. This Lease shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be effective the date first above indicated.

LESSOR:

By:	/s/ STEPHEN E. ROUSE
Stephen E. Rouse, Trustee

By:	/s/ DARLENE R. ROUSE
Darlene R. Rouse, Trustee

LESSEE:

INLAND NORTHWEST BANK

By:	/s/ RANDALL L. FEWEL
Randall L. Fewel, President

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STATE OF WASHINGTON	)
)ss.
County of Spokane	)

On this 4th day of February 2005, before me personally appeared Randall L. Fewel, known to me to be the President of Inland Northwest Bank, the Washington State-chartered financial institution that executed the within instrument, and acknowledged to me that such financial institution executed the same as its free act and deed, and on oath stated that he was authorized to execute said instrument.

/s/ PATRICIA M. BATTAN
Notary Public for the State of Washington
Residing at Spokane
My commission expires 2/17/04
Printed Name Patricia M. Battan

STATE OF WASHINGTON	)
)ss.
County of Spokane	)

On this 4th day of February 2005, before me personally appeared Stephen E. Rouse and Darlene R. Rouse, known to me to be the individuals who executed the foregoing instrument as the Trustees of the Rouse Family Trust, under Trust Agreement dated April 6, 1993, and on oath stated that they were authorized to execute said instrument.

/s/ BRANDON J. HIEB
Notary Public for the State of Washington
Residing at Spokane, WA
My commission expires December 1, 2006
Printed Name Brandon J. Hieb

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